UJB FINANCIAL CORP.                                                                 Exhibit (11)
COMPUTATION OF NET INCOME PER COMMON SHARE
(dollars in thousands, except per share data)


                                        Six Months Ended      Three Months Ended
                                            June 30,              June 30,
                                      -------------------   ---------------------
                                        1995      1994        1995        1994
                                      --------- ---------   ---------   ---------
Average number of common
  shares outstanding
  (in thousands) (A)                    55,946    54,604      57,302      54,797
                                      ========= =========   =========   =========

Net income                            $124,362   $95,827     $44,039     $38,571

  less:  Preferred dividends             1,382     1,358         450         458
                                      --------- ---------   ---------   ---------
Net income available to
  common shareholders (B)             $122,980   $94,469     $43,589     $38,113
                                      ========= =========   =========   =========

Net income per common share (B)/(A)      $2.20     $1.73       $0.76       $0.70
                                      ========= =========   =========   =========

Note:  The dilutive effect of common stock equivalents in 1995 and 1994 was not material for all periods shown.